April 29, 2020

Dear Stockholder:

MacKenzie Realty Capital (MRC) has announced the First Calendar Quarter dividend in the amount of $0.119 per share, an annualized rate of 4.78% for those shares purchased at $10, and an annualized rate of 4.67% for those shares purchased at $10.25.  This dividend represents the January and February monthly dividend.

For any Shares issued pursuant to a closing during the First Calendar Quarter 2020, the regular dividend will be paid based upon the “acceptance date” for such closings. Shares issued with an effective date of February 1, 2020, will receive $0.0598 per Share, and shares issued with an effective date of March 1, 2020, will not receive a dividend.     On March 31, 2020, the Company’s board of directors (the “Board”) unanimously approved the suspension of regular quarterly dividends to MRC’s stockholders effective immediately.  As such, the Board revoked the dividend previously declared for the month of March 2020.

In making this very difficult decision, the Board considered various factors, including the global COVID-19 pandemic and measures taken by government agencies and issuers in response to COVID-19. Due to the pandemic and countermeasures to combat its spread, the markets for assets owned and sought by MRC have been disrupted and there has been a decline in the value of such assets for at least the short-term.  Under these circumstances, the Board determined that MRC and its stockholders are best served by retention of cash, allowing MRC to capitalize on current opportunities to acquire assets at attractive prices.  MRC intends to continue to qualify as a real estate investment trust, and thus intends to meet the related requirement that it distribute at least 90% of its taxable income, once such amounts are reasonably determinable.

Enclosed is your Investor Statement with this quarter’s payment details.  If you invested through a trustee or custodian or requested a third-party deposit, or if you participate in the Dividend Reinvestment Plan, your dividend has been transmitted as directed.  If you receive a cash dividend, your check will arrive separately.  The Board of MRC anticipates making future dividends, if any, within 30 days after the close of the previous fiscal quarter.

We appreciate your investment in MRC.  We face a challenging environment, but we believe that our investment strategies leave us well positioned to emerge stronger rather than weaker, and that your confidence in us will be rewarded.

Sincerely,
MacKenzie Realty Capital, Inc.

Robert E. Dixon, President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believe,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” “rewarded,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.